UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

Filed by the Registrant  ☒                                         Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ADVISORSHARES TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear AdvisorShares Investor:

Hi, my name is Noah Hamman and I’m the CEO of AdvisorShares.  Thank you for being a shareholder in an AdvisorShares ETF.

We need your help!

You may have previously received an email notification from your broker or a card in the mail regarding our proxy vote, and you may be receiving numerous calls. While I understand most shareholders do not have a view of the proposals up for vote, or rely on their financial advisors, regulatory rules require us to obtain a specific minimum number of investors to vote.

The good news is that it is very easy to vote and will only take a minute of your time.  Even if you prefer not to vote, an “Abstain” vote helps us achieve our required number of voting shareholders. You of course can also vote “In Favor” or “Against” if you prefer.

Without that, the ETFs are in jeopardy of closing.

Simple Instructions

•	The process is quick and does not require any confidential information from you.
•	Use the attached information to this letter which contains your control number to place your vote.
•	You can vote online or by phone following automated instructions. These instructions for voting online or the automated phone line are on the enclosed voting information form. This voting process should take less than a minute of your time.

If you prefer to speak to a person, please call one of our representatives at Alliance Shareholder Services at 855-973-0090 and have your control number ready. They will take your vote in less than a minute.

We need your vote today – even if you no longer own the fund.

Please let me know if there is anything I can do to help.  If you have any questions, you can reach me personally at 202-684-6383 or via email at nh@advisorshares.com.

I appreciate you taking the time to help us with this process, and again thank you for being an AdvisorShares investor.

Kind Regards,

Noah

AdvisorShares Investments | 4800 Montgomery Lane Suite 150, Bethesda, MD 20814 | www.advisorshares.com